Exhibit 10.59

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is dated as of the 13th day of December, 2007 (the “Effective Date”), by and between Mac Farms of Hawaii, LLC, a Delaware limited liability company (“Mac Farms”) and Kapua Orchard Estates, LLC, a Delaware limited liability company (“Kapua”) (both collectively sometimes called “Seller”), and ML Macadamia Orchards, L.P. (“MLP” or “Buyer”), a Delaware limited partnership.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties and mutual covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.                Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in that certain Acquisition Agreement, dated as of May 23, 2007, as amended on July 19, 2007, and November 23, 2007, by and among Mac Farms, Kapua and Buyer (the “Acquisition Agreement”). All defined terms contained in the Acquisition Agreement necessary to properly understand and construe the provisions below shall survive the termination thereof for interpretational purposes only.

2.                Termination. Pursuant to Section 9.1(a) of the Acquisition Agreement, the parties hereby mutually terminate the Acquisition Agreement effective as of the Effective Date in all respects. For the avoidance of doubt, no provision in the Acquisition Agreement shall survive the termination thereof, including, but not limited to, Section 9.2 thereof. Further, the parties hereto agree that none of them shall make any claim against the other party or assist and/or encourage any other Person to make a claim in connection with the termination of the Acquisition Agreement or due to the fact that the transactions contemplated by the Acquisition Agreement were not consummated.

3.                Reimbursement and Delivery Covenants.

a.               Buyer agrees to reimburse Seller, within ten (10) days after receipt of a reimbursement request from Seller, accompanied by the relevant invoices of the Seller’s Accountants, for all payments of all fees and expenses paid to the Seller’s Accountants by Seller in connection with their: (i) assistance in preparing the SEC Financial Statements and the audit by Buyer’s Accountants; (ii) review of the Buyer’s Proxy Statement; and (iii) preparation of certain financial statements, management discussion and analysis and other related financial information for the periods ended September 30, 2006, and September 30, 2007, intended for inclusion in the Buyer’s Proxy Statement, which amount is U.S. Dollars Fifty Three Thousand Four Hundred Ninety-Nine & 66/100ths ($53,499.66).

b.              In connection with the title search performed on behalf of Buyer, Seller agrees to reimburse Buyer in the amount of Three Thousand Five Hundred U.S. Dollars ($3,500.00) within ten (10) days after receipt of reimbursement request from Buyer, accompanied by a copy of such title search.

4.                Mutual Release of Claims. Other than the obligations explicitly set forth herein, Buyer and Seller hereby release and discharge each other and the Seller’s members, subsidiaries, affiliates, officers, directors, employees, and agents and their respective successors and assigns (collectively, the “Seller’s Affiliated Parties”) from any and all demands, suits, actions, causes of action or claims of any kind, complaints, obligations, losses, damages, or fees (including attorneys’ fees) whether at law or in equity, direct or indirect, known or unknown (collectively,

“Claims”), which either party ever had, now has, or may have against the other party, the Seller’s Affiliated Parties, individually or collectively, arising out of, relating to, or in connection with any matter, thing or event, including, but not limited to, the Acquisition Agreement, the transactions contemplated thereby or the termination thereof.

5.                Indemnification Against Claims by Buyer’s Securityholders. Buyer agrees to indemnify, hold harmless, and defend Seller and each of Seller’s Affiliated Parties, from and against any and all Claims, which may be threatened or brought by the Buyer’s unit holders and/or other securityholders and their respective successors and assigns arising out of, relating to, or in connection with the termination of the Acquisition Agreement, the Acquisition Agreement or the transactions contemplated thereby.

6.                Indemnification Against Claims by Seller’s Members. Seller agrees to indemnify, hold harmless, and defend Buyer and each of Buyer’s officers, directors, employees, and agents, from and against any and all Claims, which may be threatened or brought by Seller’s members and their successors and assigns arising out of, relating to, or in connection with, the termination of the Acquisition Agreement, the Acquisition Agreement, or the transactions contemplated thereby.

7.                Confidentiality. Buyer agrees that it will not, without the prior written consent of Seller, use or disclose to any Person any non-public information relating to or concerning the Acquisition Agreement, Seller, Seller’s Affiliates, or their respective businesses, customers, financial condition, performance or operations obtained by Buyer arising out of, relating to, or in connection with the Acquisition Agreement and the transactions contemplated thereby.

8.                Destruction of Seller’s Materials. Buyer hereby agrees that it will destroy and certify to Seller, that all non-public documents, work papers, and any and all other materials (in all cases, in paper, electronic or another format) obtained from Seller (or its advisors, representatives, and agents) by Buyer and its advisors, representatives and agents arising out of, relating to, or in connection with the Acquisition Agreement and the transactions contemplated thereby have been destroyed. Buyer hereby agrees to furnish to Seller the foregoing certification within ten (10) days after the Effective Date of this Agreement.

9.                Non-Solicitation. For a period of one (1) year following the Effective Date, Buyer agrees that it will not, directly or indirectly, solicit, cause to be solicited or assist others in soliciting for employment, or offer or cause others to offer employment to, any person who is an employee of Seller.

10.              Non-Disparagement. The parties agree that neither will make any disparaging statements or comments to any Person by any medium, whether oral or written, about the other party, any of its affiliates or any of its respective officers, directors, employees, shareholders, unit holders, agents, representatives or independent contractors. Furthermore, the parties agree that neither will communicate to any Person by any medium, whether oral or written, any information harmful or adverse to the other party, any of its affiliates or any of its respective officers, directors, employees, shareholders, unit holders, agents, representatives or independent contractors.

11.              Right of Setoff. Seller may set off any amount to which it may be entitled under Section 3 of this Agreement against amounts otherwise payable to Buyer in connection with this Agreement or any other agreement between Buyer and Mac Farms. Neither the exercise of, nor the failure to exercise, such right of setoff or to give a notice thereof will constitute an election of remedies or limit Seller in any manner in the enforcement of any other remedies that may be available to it in connection with amount owed to it by Buyer.

12.              Entire Agreement. This Agreement constitutes the entire agreement, contract and understanding of the parties with respect of the subject matter hereof and any and all prior negotiations, agreements, contracts, covenants, promises, representations, understandings or warranties, whether oral or written, express or implied, are hereby terminated and canceled in their entirety and are of no further force or effect.

13.              Captions. The captions appearing at the commencement of the provisions of this Agreement are descriptive only and for convenience in reference. If there is any conflict between any such caption and the provision at the head of which it appears, then the provision, and not the caption, controls and governs in the construction of this Agreement.

14.              Interpretation. Each party acknowledges that it has been represented and advised by legal counsel in the negotiation and legal effects of this Agreement and acknowledges that it has caused this Agreement to be reviewed and approved by legal counsel of its own choice.

15.              Unknown or Mistake in Facts. It is acknowledged and understood by the parties that the facts with respect to this Agreement as known or given at this time may hereafter turn out to be other than or different from such facts. The parties therefore expressly assume the risk of the facts being different and agree that this Agreement shall be in all respects effective and not subject to modification, termination or rescission, notwithstanding any such difference in facts.

16.              Time is of The Essence. Time is of the essence to this Agreement with respect to the performance by each party of its duties, obligations and responsibilities under this Agreement, and also each and every condition, covenant, provision and term of this Agreement.

17.              Governing Law. All questions concerning the construction, validity and interpretation of this Amendment will be governed by and construed in accordance with the Laws of the State of Hawaii without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Hawaii.

18.              Counterparts/Facsimiles. This Agreement may be executed in counterparts, each of which is deemed an original, and such counterparts constitute one and the same instrument, which may be sufficiently evidenced by a counterpart. A facsimile, telecopy, PDF, or other reproduction of this Agreement may be executed by one or more parties, and an executed copy of this Agreement may be delivered by one or more parties by facsimile, PDF e-mail, or similar instantaneous electronic transmission device under which the signature of or on behalf of such party can be seen, and such execution and delivery is to be considered valid, binding and effective for all purposes. At the request of any party, the parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

19.              Authority. Buyer has full power and authority (including full limited partnership power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

20.              Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions nevertheless continue in full force without being impaired or invalidated in any way.

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed as of the Effective Date.

BUYER:

ML MACADAMIA ORCHARDS, L.P.

By:
DENNIS J. SIMONIS, President

SELLER:

MAC FARMS OF HAWAII, LLC

By:	/s/ Robert D. Sparks
ROBERT D. SPARKS, Chairman of the Board

KAPUA ORCHARD ESTATES, LLC
By: MFH Investors, LLC, its manager

By:
JEFF GILBRECH, Vice-President